Exhibit 10.23

EMPLOYMENT AGREEMENT

Employer (Party A): Hebron Technology Co., Ltd. ( “the Company”)

Address: 587A, 15th Road, 3rd Av., Binhai Ind. Park, Wenzhou City

Employee (Party B): Xiao Jin, male; DOB: 09-19-1964; Lanzhou City Gansu Province

I.	Agreement period

2014-01-16 to 2017-1-15, for a total of three years

II.	Work location and title

Party B agrees to work in Wenzhou based on the job requirement and with the job title as the Financial Controller of the Company.

III.	Work hours

Party B shall follow the standard working hour system and shall enjoy all holidays and vacation rights under the national regulations during the Agreement period. Any overtime or extended work hours during any holidays required by Party A shall be consulted with Labor Union and Party B in advance.

IV.	Employment protection, work condition and protection against occupational hazards

Party A shall strictly follow all laws and regulations related to labor protection by the national and local government and shall provide Party B with necessary work conditions and tools, establish safe production process, design standard operating instructions, work specifications and labor safety and health system.

If Party B shall be involved in occupational hazards, Party A shall follow the national regulations to perform pre-service and post-service occupational health check; and shall provide regular health examinations during the Agreement period.

Party A is obligated to provide education and training regarding professional ethics, business technology, labor safety and health and regulations and rules. Party B shall have the right to decline work against job regulation.

V.	Compensation

During the trial period, Party B shall be paid in the amount of 7,500 yuan/month; upon the completion of the trail period, Party B shall get paid monthly with the amount of 7,500 yuan/month - before tax. The salary structure is as follow:

basic salary + post allowance + skill subsidy + social insurance + business/ technology confidentiality compensation

Party B shall be paid on the 30th day of each month. The salary is pre-tax and Party B’s individual income tax will be deducted by Party A. Any approved overtime by Party A shall be paid fully. Any changes in the position shall follow a new salary standard with an agreement from both parties.

VI.	Social insurance and benefits

Following any relevant national and local social insurance law, Party A shall pay social insurance fee on behalf of Party B; as to the individual payment part for the social insurance, Party A shall deduct such amount from Party B’s salary.

Upon the termination of the Agreement, Party A shall perform relevant social insurance transition procedure for Party B.

The treatment of work-related injury shall be conducted in accordance with national and local policies and regulations.

Party A shall provide other benefits including social insurance.

VII.	Labor disciplines and regulations

Party A shall make all legally designed labor disciplines and regulations public available to Party B. Party B shall strictly follow regulations and rules by Party A and shall complete all tasks, conduct labor safety regulated process and comply with all labor disciplines and ethics. Party A shall have the right to review Party B’s performance.

VIII.	Change, revision, termination and continuance of the Agreement

If objective circumstances based on which this Agreement was signed change so materially that this Agreement cannot be performed any more, the Agreement terms can be revised with both parties’ consent.

This Agreement can be terminated by the consent of Party A and Party B. Upon a termination by any party unilaterally, both parties shall comply with the regulations under “Labor Law”.

Under the following circumstances, Party A shall have the right to terminate the Agreement at any time:

The trial period performance by Party B proves that Party B is not qualified for the position;

Party B violets all rules and regulations by Party A, including but not limited to, providing false education background and other proof materials; breaching of the confidentiality agreement;

Party B often fails to fulfill his responsibilities without proper cause, gross negligent of duty, or practices corruption which causes loss to Party A;

Party B establishes an employment relationship with a third party;

Party B’s refusal to a new position when he fails to be qualified for the said position in the Agreement, or his failure of qualification at the new position; Party B refuses to the act in accordance to the arrangement of work by Party A with the excuse of healthy issues for three times while without any hospital document certified;

Invalidity of the Agreement under 26.1.1 of “Labor Agreement Law”;

Party B is involved in criminal responsibilities or his behaviors result in dismissal or firing under the regulations of the state or the country.

Party B shall inform Party A thirty days in advance ( three days before the trial period) in written notice for any termination of the Agreement due to any objective causes; Party B shall be responsible for liability of economic compensation when his failure of termination notice causes any loss to Party A.

The Agreement shall be considered as terminated upon the expiration date; the Agreement can be renewed with consents of both parties; Party A shall states its intention to renew the Agreement thirty days before the expiration date; Party A could offer a raise in compensation or a change of position in the renewed Agreement based on the need of the Company and it shall not provide any economic compensation if Party B refuses to enter into the renewed Agreement.

Upon the termination of the Agreement, both parties shall provide necessary transition for the procedures involved.

IX.	Financial compensation and damages

If Party A terminates the Agreement against the regulations and rules, it shall provide Party B certain financial compensation.

If Party B violates the regulation and terminates the Agreement and causes loss to Party A, he shall provide the following to Party A as financial compensation:

1.	all training fee paid by Party A;

2.	recruitment fee paid by Party A;

3.	compensation payment; and

4.	the direct economic loss caused to production, operation and business of Party A.

X.	Dispute resolution

Any labor dispute regarding performance of this Agreement can be brought up to an arbitration committee with jurisdiction and legal actions can be taken to the People’s Court upon disagreement of the arbitration decision.

XI.	Others

Party B shall ensure any employment agreement with a previous employer has been terminated before entering this Agreement; any disputes from failure of such action shall be borne by Party B only.

Party B shall strictly follow the confidential agreement; any loss caused by failure of such confidentiality shall be compensated by Party B to Party A.

Any other terms not mentioned in the Agreement can be further negotiated and arranged.

The Agreement is made into two duplicates; each party holds one.

The Agreement was signed on January 16, 2014.